PFM FUNDS

AMENDED PLAN OF DISTRIBUTION

WHEREAS, PFM Funds (the “Company”), a Virginia business trust registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as an open-end, management investment company has previous adopted a Plan of Distribution in accordance with Rule 12b-1 under the 1940 Act pursuant to which its investment portfolios known as CCRF Prime Portfolio and CCRF Federal Portfolio were authorized to pay certain expenses related to the distribution of shares of those portfolios (the “Plan”); and

WHEREAS, in connection with the Company’s conversion from a Virginia corporation known as Commonwealth Cash Reserve Fund, Inc. to a Virginia business trust and the acquisition of the assets and liabilities of CCRF Prime Portfolio by the SNAP Fund, another portfolio of the Company, each effective as of the date hereof: (i) the name of SNAP Fund was changed to “Prime Series” (“Prime Series”); (ii) the name of CCRF Federal Portfolio was changed to “Government Series” (“Government Series”); (iii) interests in Prime Series and Government Series are each represented by a separate series of shares of the Company; (iii) Prime Series is authorized to issue multiple classes of its shares; (iv) shares of the Institutional Class and IllinoisPrime Class of Prime Series have been issued in exchange for Prime Series’ acquisition of the assets and assumption of the liabilities of CCRF Prime Portfolio and such shares have been distributed to former shareholders of CCRF Prime Portfolio in liquidation of their interests in CCRF Prime Portfolio; and (v) CCRF Prime Portfolio has been terminated; and

WHEREAS, the Company’s Board of Directors/Trustees (the “Board”) has determined that it is in the best interests of Prime Series to amend the Plan to make it applicable to the Institutional Class and IllinoisPrime Class of Prime Series and to reflect the termination of CCRF Prime Portfolio and the conversion of the Company into a Virginia business trust; and

WHEREAS, the Board has determined that it is in the best interests of Prime Series to adopt a plan of distribution applicable to its Institutional and IllinoisPrime Classes and has also determined that it is in the best interests of Government Series to amend the Plan to reflect changes in the structure of the Company;

Now therefore Witnesseth

1.
The Plan. This Plan (the “Plan”) is the written plan contemplated by Rule 12b-1 (the “Rule”) under the 1940 Act of the Company with respect to Government Series and the Institutional Class and IllinoisPrime Class of shares of Prime Series[, subject to the approval of the initial sole shareholder of each of the Institutional Class and the IllinoisPrime Class of Prime Series], and shall authorize distribution related expenses to be paid by such Government Series and the specified classes of shares of Prime Series (such classes of Prime Series and Government Series, the “Authorized Funds”).

2.
Certain Payments Authorized. If and to the extent that any of the payments listed below are considered to be “primarily intended to result in the sale of units” issued by the Company within the meaning of the Rule, such payments are authorized under the Plan: (i) all fees and expenses relating to the qualification of the Company and/or Shares of the Funds under the securities or “Blue Sky” laws of the various states; (ii) all fees under the Securities Act of 1933 (the “1933 Act”) and the 1940 Act, including fees in connection with any sale of the Company’s shares; (iii) all fees and assessments of the Investment Company Institute or any successor organization, irrespective of whether some of its activities are designed to provide sales assistance; and (iv) all fees and costs incurred in conjunction with any activity reasonably determined by the Board to be primarily intended and reasonably calculated to result in the sale of shares of the Funds.

3.
Authorization of the Company to Make Certain Payments; Fees Paid to Distributor. The Authorized Funds are authorized by this Plan to reimburse the Company’s Distributor for such expenses incurred by the Distributor in connection with the sale, promotion and distribution of the shares of the Authorized Funds as may be agreed upon by the Company and the Distributor. It is recognized that in view of the foregoing payments by the Authorized Funds and the bearing by the Distributor of certain distribution expenses, the profits, if any of the Distributor is dependent primarily on the fees paid by the Authorized Funds to it and that its profits, if any, would be less, or losses, if any, would be increased due to such payments and expenses. If and to the extent that any such fees paid by the Funds might, in view of the foregoing be considered as directly financing any activity which is primarily intended to result in the sale of shares of the Authorized Funds, the payment of such fees is authorized under the Plan. In taking any action contemplated by Section 15 of the 1940 Act as to any contract to which the Company is a party, the Board, including its Trustees who are not “interested persons,” as defined by the 1940 Act, of the Company, shall, in acting on the terms of any such contract apply the “fiduciary duty” standard contained in Section 36 (b) of the 1940 Act.

4.
Distribution and Shareholder Assistance Payments by Fund Authorized. The Authorized Funds directly may make payments to any broker or dealer (a “Broker”) who is registered under the Securities Exchange Act of 1934 and a member in good standing of the Financial Industry Regulatory Authority for providing assistance in the distribution or retention of shares of the Authorized Funds and otherwise promoting the sale of such shares or to other persons or organizations, including banks (“Servicing Agents”) that have entered into shareholder processing and service agreements with the Company with respect to the Authorized Funds’ shares owned by shareholders who are customers of such Servicing Agents or for which such Servicing Agents have a servicing, investment advisory or other relationship, but only to the extent that such activity by Servicing Agents is deemed by the Board to have a direct result in the increase of the sales of shares of the Authorized Funds.

5.
Limitation of Amounts Payable Under the Plan. The fees payable to the Distributor, any Broker and any Servicing Agent, and the basis upon which such payments shall be made, shall be determined from time to time by the Board; provided, that the aggregate amount of all payments by each Authorized Fund in any fiscal year to the Distributor, all Brokers and all Servicing Agents pursuant to Section 3 and 4 hereof shall not exceed 0.25% of the average daily net assets of that Authorized Fund on an annual basis for such fiscal year.

6.
Purposes of Payments. All payments under this Plan shall be used for (i) payments to Brokers and Servicing Agents for their assistance in the distribution of an Authorized Fund’s shares and providing shareholder processing and services and (ii) otherwise promoting the sale of such Authorized Fund’s shares. The services rendered by the payees hereunder are in addition to the distribution and administrative services provided by the investment adviser of the Company pursuant to its advisory agreements with the Company and the administrator of the Company pursuant to its administration agreement with the Company.

7.
Disinterested Trustees. While this Plan is in effect, the selection and nomination of persons to serve as Trustees of the Company who are not “interested persons,” as defined by the 1940 Act, of the Company (“Disinterested Trustees”) shall be committed to the discretion of the Disinterested Trustees. Nothing herein shall prevent the involvement of other Trustees in such selection and nomination if the final decision on any such selection and nomination is approved by a majority of the Disinterested Trustees.

8.
Reports. While this Plan is in effect, the Company’s administrator shall provide at least quarterly written reports to the Board for its review on the following matters: (i) all costs of each item specified in Section 2 of this Plan (making estimates of such costs where necessary or desirable) during the preceding calendar or fiscal quarter for which payments have been made under this Plan by each Authorized Fund, including identification of such costs; and (ii) all payments made or accrued by each Authorized Fund pursuant to Section 3 and Section 4 of this Plan, including a description of the services for which such payments were made.

9.
Effectiveness, Continuation, Termination, and Amendment. This Plan shall be effective with respect to an Authorized Fund when it has been approved (i) by the Board and by the vote of a majority of the Trustees who are Disinterested Trustees and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (the “Independent Rule 12b-1 Trustees”), cast in person at a meeting called for the purpose of voting on this Plan; and (ii) by a vote of holders of at least a majority of the outstanding shares of the Authorized Fund in the manner contemplated by Rule 12b-1 and Rule 18f-2 under the 1940 Act and Section 2(a)(42) of the 1940 Act (a “Majority Shareholder Vote”), if adopted with respect to the Authorized Fund after the commencement of any public offering or after the sale of any shares of the Authorized Fund. This Plan shall, unless terminated as hereinafter provided, continue in effect from year to year after its effectiveness with respect to an Authorized Fund only so long as such continuance with respect to such Authorized Fund is specifically approved at least annually by the Board, and the vote of a majority of the Independent Rule 12b-1 Trustees, cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated with respect to the Company or any Authorized Fund at any time by vote of a majority of the Independent Rule 12b-1 Trustees or by a Majority Shareholder Vote of the affected Authorized Funds. This Plan may not be amended to increase materially the amount of payments to be made without shareholder approval as set forth in (ii) above and all amendments must be approved in the manner set forth in (i) above.

10.
Prohibition on Directed Brokerage. The Company may not compensate any Broker for the promotion or sale of shares of the Authorized Fund, or any other series or class of the Company’s shares, by directing to such Broker: (a) the Company’s portfolio securities transactions; or (b) any remuneration, including, but not limited to any commission, mark-up, mark-down or other fee (or portion thereof) received or to be received from the Company’s portfolio transactions effected through any other Broker (including a government securities broker or municipal securities dealer). In addition, the Company may not direct its portfolio securities transactions to a Broker that promotes of sells shares of the Company unless the Company (or the investment adviser of the Company): (a) is in compliance with the first sentence of this Section 10 with respect to that Broker; and (b) has implemented, and the Board (including a majority of the Disinterested Trustees) has approved policies and procedures reasonably designed to prevent the practices described in paragraphs (h)(2)(A) and (B) of Rule 12b-1.